As filed with the Securities and Exchange Commission on June 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

IMMATICS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

Tel: +49 (7071) 5397-0

(Address of Principal Executive Offices)

Immatics N.V. 2022 Stock Option and Incentive Plan

(Full Title of the Plans)

Edward A. Sturchio

Immatics US, Inc.

2130 W. Holcombe Blvd., Suite 900

Houston, Texas 77030

(281) 810-7545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yasin Keshvargar, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

(a)

The registrant’s annual report on Form 20-F filed with the SEC on March 23, 2022 and the registrant’s reports on Form 6-K filed with the SEC on June 2, 2022 (Film No. 22989256) (only with respect to Exhibit 99.1 thereto) and June 14, 2022.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report;

(c)	The description of the registrant’s ordinary shares contained in the registrant’s registration statement on Form 8-A (File No. 001-39363), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 1, 2020, including any amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 6-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any report on Form 6-K furnished by the registrant to the Commission after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the registrant incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our managing directors, supervisory directors, non-executive directors and executive directors.

Pursuant to our articles of association and unless Dutch law provides otherwise, the following will be reimbursed to actual and former managing directors, supervisory directors, non-executive directors and executive directors and other members of the executive committee:

(i)	the costs of conducting a defense against claims, also including claims by the company and its group companies, as a consequence of any acts or omissions in the fulfillment of their duties or any other duties currently or previously performed by them at our request;

(ii)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(iii)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(iv)	the costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

(v)	any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer or director under our articles of association unless:

(i)	it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(ii)	the costs or financial loss are covered by an insurance and the insurer has paid out the costs or financial loss.

We have entered into indemnification agreement with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Deed of Conversion of Immatics B.V. and Articles of Association of Immatics N.V. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-240260), filed with the SEC on July 31, 2020)

4.2	Investor Rights and Lock-up Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 (File No. 333-240260), filed with the SEC on July 31, 2020).

5.1*	Opinion of NautaDutilh N.V.

23.1*	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm.

23.2*	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	2022 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99.4 to the registrant’s reports on Form 6-K filed with the SEC on May 27, 2022).

*	Filed herewith.

Item 9.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tübingen, Germany, on the 24th day of June, 2022.

IMMATICS N.V.

By:	/s/ Harpreet Singh
Harpreet Singh
Chief Executive Officer and Managing Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Harpreet Singh and Arnd Christ, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Harpreet Singh Harpreet Singh	Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2022

/s/ Arnd Christ Arnd Christ	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2022

/s/ Michael G. Atieh Michael G. Atieh	Director	June 24, 2022

/s/ Paul R. Carter Paul R. Carter	Director	June 24, 2022

/s/ Peter Chambré Peter Chambré	Director	June 24, 2022

/s/ Eliot Forster Eliot Forster	Director	June 24, 2022

/s/ Friedrich von Bohlen und Halbach Friedrich von Bohlen und Halbach	Director	June 24, 2022

/s/ Heather L. Mason Heather L. Mason	Director	June 24, 2022

/s/ Adam Stone Adam Stone	Director	June 24, 2022
/s/ Nancy Valente Nancy Valente	Director	June 24, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Immatics N.V., has signed this Registration Statement in the city of Houston, United States, on the 24th day of June, 2022.

Immatics N.V.

By:	/s/ Edward A. Sturchio
Name:	Edward A. Sturchio
Title:	Authorized Representative in the United States